UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2005

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2005, the Compensation Committee of the Board of Directors (the "Committee") of Cabot Corporation ("Cabot") approved awards to the participants in the Short-Term Incentive Compensation Plan (the "Plan") for fiscal 2005. 2005 was a difficult financial year as the Company reported a loss, in large measure as a consequence of developments in the Supermetals business. These events overshadowed significant accomplishments on many fronts. This is why the Committee believes that short-term incentive compensation, albeit at a lower level than 2004, is justified and deserved. Under the performance measures established by the Committee in November 2004, bonuses were payable under the Plan.

The Committee assessed Mr. Burnes performance for 2005. In the Committee's view, under Mr. Burnes' strong leadership important progress was made during the year in building the long term health and value of the Company. Mr. Burnes, however, respectfully requested that the Committee not grant a short term incentive award to him for 2005 because of the Company's disappointing financial results for which he felt accountable. The Committee accepted Mr. Burnes' request and commended his leadership in taking this action.

The other Plan participants designated by the Committee in November 2004 were Messrs. Brady, Blevi, Cordeiro and Shaw. The amounts of their awards are as follows:

William J. Brady -- $140,000
Dirk L. Blevi -- $150,000
Eduardo E. Cordeiro -- $140,000

Mr. Shaw, who, as previously announced, will be leaving Cabot at the end of the calendar year, did not receive an award. In addition, Mr. Berube received an annual incentive payment of $140,000 for fiscal 2005. Cabot’s executive officers as a group (consisting of Messrs. Burnes, Brady, Blevi, Berube, Cordeiro, Gormisky, Paintal and Shaw) received annual incentive payments totaling $685,000 in the aggregate.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

November 22, 2005	By:	/s/ Kennett F. Burnes

Name: Kennett F. Burnes
Title: Chairman of the Board, President and Chief Executive Officer